EXHIBIT 99.1

UNIVERSAL AMERICAN
FINANCIAL CORP.


                              FOR IMMEDIATE RELEASE
                              ---------------------

               UNIVERSAL AMERICAN FINANCIAL CORP. SIGNS DEFINITIVE
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                   AGREEMENT TO ACQUIRE PYRAMID LIFE INSURANCE
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                            COMPANY FOR $56 MILLION
                            -----------------------

Rye Brook, NY - December 23, 2002 - UNIVERSAL AMERICAN FINANCIAL CORP. (NASDAQ NATIONAL MARKET: UHCO) ("Universal American") announced today that one of its subsidiaries has entered into a definitive contract to acquire Pyramid Life Insurance Company ("Pyramid Life") from Ceres Group, Inc. (Nasdaq National
Market: CERG) for $56 million in cash. The closing of the transaction, which is subject to regulatory approvals and other customary conditions, is scheduled to close during the first quarter of 2003.

Founded in 1913, Pyramid Life specializes in providing health and life insurance products to the senior market. These products include Medicare supplement, long-term care, life insurance, and annuities. Pyramid Life markets its products in 26 states through a career agency sales force of over 1,100 career agents operating out of 29 Senior Solutions Sales Centers. As of the end of the third quarter of 2002, Pyramid Life had approximately $110 million of premium in force and in excess of $100 million of assets.

"This is an ideal acquisition for our company," stated Richard Barasch, chairman and CEO of Universal American. "Pyramid Life has a profitable block of in force premium and a first rate sales organization that has consistently produced high quality senior business. In the past year, production has increased by 15% to more than $25 million on an annualized basis. In addition, this acquisition will add further scale and efficiencies to our operations in the rapidly expanding senior market. Even though we will take advantage of our cost-effective and efficient service center to administer the business, we will preserve the marketing identity and quality service that has defined Pyramid Life."


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Universal American Financial Corp.                                       Page 2
December 23, 2002



Universal American also issued earnings guidance for 2003 in the range of $0.66 to $0.68 per diluted share before giving effect to this acquisition. Based on management estimates, the acquisition of Pyramid Life will be at least 5% accretive in the first year after the closing of the transaction.

Banc of America Securities is acting as exclusive financial advisor to Universal American in this transaction.

A conference call with management regarding this release is scheduled for 11:00 a.m. (Eastern), Monday, December 23, 2002. To listen to the live call, please go to the Company's website at www.uafc.com at least 15 minutes early to download and install any necessary audio software. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 30 days at the websites.


ABOUT CERES GROUP, INC.

Ceres Group, Inc., through its insurance subsidiaries, provides a wide array of health and life insurance products through two primary business segments. Ceres' Medical Segment includes major medical health insurance for individuals, associations and small businesses. The Senior Segment includes senior health, life and annuity products for Americans age 55 and over. For more information, visit www.ceresgp.com.


ABOUT UNIVERSAL AMERICAN FINANCIAL CORP.

Universal American Financial Corp. offers a portfolio of supplemental life and health insurance products, primarily to the senior market, as well as third party administrator services for insurance and non-insurance programs in the senior market. The Company is included on the Russell 2000 and 3000 Indexes. For more information on Universal American, please visit our website at www.uafc.com.

Except for the historical information contained above, this document may contain some forward looking statements, including statements related to 2003 operating results, which involve a number of risks and uncertainties that could cause actual results to differ materially. These risk factors are listed from time to time in the Company's SEC reports. The estimate of the accretion of the transaction reflects the Company's best estimates based upon available information and numerous assumptions and, accordingly, may or may not be achieved if business conditions change or the assumptions that have been made prove not to be accurate.


CONTACT:                                -OR-      INVESTOR RELATIONS COUNSEL:
Robert A. Waegelein                               The Equity Group Inc.
Executive Vice President &                        www.theequitygroup.com
Chief Financial Officer (914) 934-8820            Linda Latman (212) 836-9609
                                                  Lauren Barbera (212) 836-9610